Exhibit 99.1

For Immediate Release

Eagle Pharmaceuticals, Inc. Reports Second Quarter 2018 Results

— Q2 2018 net income was $0.18 per basic and $0.17 per diluted share and adjusted non-GAAP net income of $0.99 per basic and $0.95 per diluted share —

WOODCLIFF LAKE, N.J.— August 7, 2018—Eagle Pharmaceuticals, Inc. (“Eagle” or “the Company”) (Nasdaq: EGRX) today announced its financial results for the three and six months ended June 30, 2018. Highlights of and subsequent to the second quarter of 2018 include:

Business and Recent Highlights:

•                 EHS clinical trial for RYANODEX® will be conducted August 20 — 24, 2018 during the Hajj pilgrimage;

•                 Eagle received a favorable decision by the U.S. District Court for the District of Columbia granting seven years of orphan drug exclusivity (ODE) in the U.S., for BENDEKA™ (bendamustine hydrochloride injection, or bendamustine HCI) until December 2022 and denying the Food and Drug Administration’s (FDA’s) attempt to preemptively exclude TREANDA generics from the scope of exclusivity;

•                 Data from the fulvestrant clinical trial expected in the fourth quarter of 2018;

•                 Advancing discussions with U.S. military to formalize clinical and regulatory plans for RYANODEX in the treatment of nerve agent exposure;

•                 United States Patent and Trademark Office issued patent number 10,010,533 for BENDEKA.  The USPTO has now issued or allowed a total of 15 U.S. patents in the BENDEKA family of patents expiring from 2021 to 2033;

•                 Eagle was first to file a vasopressin 1ml injection ANDA, which was accepted for filing by the FDA in April; and

•                 A second source manufacturing facility for Eagle’s bendamustine products has been approved by the FDA.

Financial Highlights:

Second quarter 2018

•                  Total revenue for the second quarter of 2018 was $59.3 million, compared to $50.1 million in the second quarter of 2017;

•                  Eagle launched bendamustine hydrochloride 500ml solution (“Big Bag”) on May 15, 2018 and Big Bag product sales were $8.1 million in the second quarter of 2018;

•                  Q2 2018 Ryanodex product sales were $7.2 million, up 38% compared to Q2 2017;

•                  Q2 2018 net income was $2.7 million, or $0.18 per basic and $0.17 per diluted share, compared to net income of $4.5 million, or $0.30 per basic and $0.28 per diluted share in Q2 2017;

•                  Q2 2018 Adjusted Non-GAAP net income was $14.7 million, or $0.99 per basic and $0.95 per diluted share, compared to Adjusted Non-GAAP net income of $7.9 million, or $0.52 per basic and $0.49 per diluted share in Q2 2017;

•                  During Q2 2018, Eagle purchased an additional $3.5 million of Eagle common stock as part of its share buyback program; since August 2016, Eagle has repurchased $91.3 million of Eagle common stock; and

•                  Cash and cash equivalents were $100.2 million, accounts receivable was $69.4 million, and debt was $47.5 million as of June 30, 2018.

•                 Reiterating 2018 Expense Guidance:

•                 R&D expense is expected to be in the range of $46 - $50 million ($40 — $44 million on a non-GAAP basis)

•                 SG&A expense is expected to be in the range of $61 - $64 million ($44 — $47 million on a non-GAAP basis)

“We believe 2018 will be another solid year of growth for Eagle, with continued near-term value creation, and strong upside potential with our advanced pipeline that could meaningfully contribute to the long-term value of the business. This includes protecting the value and longevity of our existing bendamustine franchise where we recently prevailed in litigation and received orphan drug exclusivity until December 2022 for BENDEKA, as well as having recently launched “Big Bag”, our 500 mL liquid form bendamustine solution that does not require reconstitution, filling an important need in the market for a lower-cost alternative. Our RYANODEX portfolio is advancing as we take advantage of product and label expansion opportunities for Exertional Heat Stroke and evaluate the neurological impact of nerve agent exposure in collaboration with the U.S. military,” stated Scott Tarriff, Chief Executive Officer of Eagle Pharmaceuticals.

“As a result of the favorable court ruling requiring the FDA to grant BENDEKA orphan drug exclusivity, the FDA will not be able to approve any drug applications referencing BENDEKA until the ODE expires in December 2022.  The court also denied the FDA’s attempt to preemptively exclude TREANDA generics from the scope of BENDEKA’s ODE.  We continue to believe that an appropriate application of ODE would first allow generic TREANDA entrants in December 2022, rather than November 2019 and intend to vigorously pursue our position with the FDA and through additional litigation, if necessary,” added Tarriff.

“We look forward to completing our clinical study for RYANODEX for EHS scheduled during the Hajj Pilgrimage, to support the data we have previously collected. We anticipate reporting results for our fulvestrant study later this year, along with progress on other products under development.  We look forward to sharing our continued progress to create value for patients and shareholders,” concluded Tarriff.

Second Quarter 2018 Financial Results

Total revenue for the three months ended June 30, 2018 was $59.3 million, as compared to $50.1 million for the three months ended June 30, 2017.  Royalty revenue was $36.3 million, compared to $37.4 million in the second quarter of 2017.  BENDEKA royalties were $34.7 million, compared to $35.1 million in the second quarter of 2017. A summary of total revenue is outlined below:

	Three Months Ended June 30,
	2018	2017
	(unaudited)
Revenue (in thousands):
Product sales	$23,041	$12,704
Royalty revenue	36,255	37,404
License and other income	—	—
Total revenue	59,296	50,108

Gross margin was 69% in the second quarter of 2018, as compared to 72% in the second quarter of 2017.  The gross margin on Big Bag was 68%, reflecting royalty obligations to our partners as well as cost of goods sold.

Research and development expenses increased to $15.3 million for the second quarter of 2018, compared to $6.7 million in the second quarter of 2017, largely due to external clinical costs associated with the fulvestrant clinical study. Excluding stock-based compensation and other non-cash and non-recurring items, R&D expense during the second quarter of 2018 was $13.4 million.

SG&A expenses decreased to $16.0 million in the second quarter of 2018 compared to $23.3 million in the second quarter of 2017.  The decrease was due to the expiration of the Spectrum co-promotion agreement at the end of June 2017, as well as a reduction in marketing expenses. Excluding stock-based compensation and other non-cash and non-recurring items, second quarter 2018 SG&A expense was $11.7 million.

Net income for the second quarter of 2018 was $2.7 million, or $0.18 per basic and $0.17 per diluted share, compared to net income of $4.5 million, or $0.30 per basic and $0.28 per diluted share in the three months ended June 30, 2017, due to the factors discussed above.

Adjusted Non-GAAP net income for the second quarter of 2018 was $14.7 million, or $0.99 per basic and $0.95 per diluted share, compared to Adjusted Non-GAAP net income of $7.9 million or $0.52 per basic and $0.49 per diluted share in the second quarter of 2017. For a full reconciliation of Adjusted Non-GAAP net income to the most comparable GAAP financial measures, please see the tables at the end of this press release.

Liquidity

As of June 30, 2018, the Company had $100.2 million in cash and cash equivalents and $69.4 million in net accounts receivable, $45.9 million of which was due from Teva Pharmaceutical Industries Ltd.  The Company had $47.5 million in outstanding debt.

In the second quarter of 2018, we purchased $3.5 million of Eagle’s common stock as part of our expanded $100 million share buyback program. Since August 2016, we have repurchased $91.3 million of our common stock.

2018 Expense Guidance

2018 R&D expense is expected to be in the range of $46 - $50 million.  This reflects expenses for (i) the enrollment of fulvestrant and RYANODEX EHS clinical trials; (ii) API outlays for the fulvestrant and vasopressin programs; and (iii) additional development work on the RYANODEX nerve agent program. Excluding stock-based compensation and other non-cash and non-recurring items, R&D expense is expected to be in the range of $40 - $44 million.

2018 SG&A expense is expected to be in the range of $61 - $64 million. Excluding stock-based compensation and other non-cash and non-recurring items, SG&A expense is expected to be in the range of $44 - $47 million.

Conference Call

As previously announced, Eagle management will host its second quarter 2018 conference call as follows:

Date	Tuesday, August 7, 2018

Time	8:30 A.M. EDT

Toll free (U.S.)	877-876-9177

International	785-424-1669

Webcast (live and replay)	www.eagleus.com, under the “Investor + News” section

A replay of the conference call will be available for one week after the call’s completion by dialing 800-727-5306 (US) or 402-220-2670 (International) and entering conference call ID EGRXQ218. The webcast will be archived for 30 days at the aforementioned URL.

About Eagle Pharmaceuticals, Inc.

Eagle is a specialty pharmaceutical company focused on developing and commercializing injectable products that address the shortcomings, as identified by physicians, pharmacists and other stakeholders, of existing commercially successful injectable products. Eagle’s main strategy is to utilize the FDA’s 505(b)(2) regulatory pathway. Additional information is available on the Company’s website at www.eagleus.com.

Forward-Looking Statements

This press release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, and other securities laws. Forward-looking statements are statements that are not historical facts. Words and phrases such as “anticipated,” “forward,” “will,” “would,” “may,” “remain,” “potential,” “prepare,” “expected,” “believe,” “plan,” “near future,” “belief,” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding future events including, but not limited to: the Company’s plans for gaining approval of the label expansion of RYANODEX to treat EHS patients and other indications, including the ongoing discussions with the FDA relating thereto, the planned clinical study of RYANODEX for the treatment of EHS at the Hajj, and the outcome of such discussions; the Company’s plans for the development of fulvestrant and the Company’s expected timing of data from the fulvestrant clinical trial; the Company’s ability to make progress with vasopressin and to work with the FDA during the ANDA review process; the Company’s ability to advance RYANODEX, including with the U.S. military or other parties, in the treatment of nerve agent exposure; the Company’s ability to maintain orphan drug exclusivity for BENDEKA; the FDA’s response to the U.S. District Court for the District of Columbia regarding the court’s decision on orphan drug exclusivity for BENDEKA; the Company’s ability to deliver value in 2018 and over the long term; and the Company’s timing and ability to repurchase additional shares of the Company’s common stock, if any, under its share repurchase program. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond Eagle’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Such risks include, but are not limited to: whether the Company will incur unforeseen expenses or liabilities or other market factors; whether the FDA will ultimately approve RYANODEX for the treatment of EHS and/or other indications; whether the Company can continue to make progress with the development of fulvestrant; whether the FDA will ultimately approve Eagle’s ANDA submission; whether the Company can successfully advance RYANODEX in the treatment of nerve agent exposure; how the FDA will respond to the court’s decision on orphan drug exclusivity for BENDEKA; fluctuations in the trading volume and market price of shares of the Company’s common stock, general business and market conditions and management’s determination of alternative needs and uses of the Company’s cash resources, all of which may affect the Company’s long-term performance and the share repurchase program; the success of our commercial relationship with Teva and the parties’ ability to work effectively together; whether Eagle and Teva will successfully perform their respective obligations under their license agreement; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; the outcome of litigation involving any of our products or that may have an impact on any of our products; successful compliance with the FDA and other governmental regulations applicable to product approvals, manufacturing facilities, products and/or businesses; general economic conditions; the strength and enforceability of our intellectual property rights or the rights of third parties; competition from other pharmaceutical and biotechnology companies and the potential for competition from generic entrants into the market; the timing of product launches; the successful marketing of our products; the risks inherent in the early stages of drug development and in conducting clinical trials; and other factors that are discussed in Eagle’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the U.S. Securities and Exchange Commission (SEC) on February 26, 2018 and its other filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof, and we do not undertake any obligation to revise and disseminate forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of or non-occurrence of any events.

Non-GAAP Financial Performance Measures

In addition to financial information prepared in accordance with U.S. GAAP, this press release also contains adjusted net income and adjusted earnings per share from continuing operations attributable to Eagle Pharmaceuticals. The Company believes these measures provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information.

Adjusted net income from continuing operations excludes share-based compensation expense, depreciation, amortization of acquired intangible assets, changes in contingent purchase price, non-cash interest expense and tax adjustments. The Company believes these non-GAAP financial measures help indicate underlying trends in the Company’s business and are important in comparing current results with prior period results and understanding projected operating performance. Non-GAAP financial measures provide the Company and its investors with an indication of the Company’s baseline performance before items that are considered by the Company not to be reflective of the Company’s ongoing results. See the attached Reconciliation of GAAP to Adjusted Non-GAAP Net Income and Adjusted Non-GAAP Earnings per Share and Reconciliation of GAAP to Adjusted Non-GAAP EBITDA for explanations of the amounts excluded and included to arrive at adjusted net income and adjusted earnings per share amounts, and adjusted non-GAAP EBITDA amounts, respectively, for the three-month periods ended June 30, 2018 and 2017.

These adjusted measures are non-GAAP and should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP. The Company strongly encourages investors to review its consolidated financial statements and publicly-filed reports in their entirety and cautions investors that the non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

Investor Relations for Eagle Pharmaceuticals, Inc.:

Lisa M. Wilson

In-Site Communications, Inc.

T: 212-452-2793

E: lwilson@insitecony.com

— Financial tables follow —

EAGLE PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	June 30, 2018	December 31, 2017
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$100,247	$114,657
Accounts receivable, net	69,403	53,821
Inventory	6,444	5,118
Prepaid expenses and other current assets	25,502	15,101
Total current assets	201,596	188,697
Property and equipment, net	2,773	6,820
Intangible assets, net	19,302	23,322
Goodwill	39,743	39,743
Deferred tax asset, net	9,817	11,354
Other assets	706	124
Total assets	$273,937	$270,060
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18,266	$11,981
Accrued expenses	23,222	15,391
Current portion of contingent consideration	—	15,055
Current portion of long-term debt	6,250	4,875
Total current liabilities	47,738	47,302
Contingent consideration, less current portion	—	709
Long-term debt, less current portion	40,468	42,905
Commitments and contingencies
Stockholders’ equity:
Preferred stock, 1,500,000 shares authorized and no shares issued or outstanding as of June 30, 2018 and December 31, 2017	—	—
Common stock, $0.001 par value; 50,000,000 shares authorized; 16,457,575 and 16,089,439 issued as of June 30, 2018 and December 31, 2017, respectively	16	16
Additional paid in capital	245,470	233,639
Retained earnings	31,559	26,284
Treasury stock, at cost, 1,413,984 and 1,241,695 shares as of June 30, 2018 and December 31, 2017, respectively	(91,314)	(80,795)
Total stockholders’ equity	185,731	179,144
Total liabilities and stockholders’ equity	$273,937	$270,060

EAGLE PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share and per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Revenue:
Product sales	$23,041	$12,704	$33,879	$27,990
Royalty revenue	36,255	37,404	72,043	73,911
License and other income	—	—	—	25,000
Total revenue	59,296	50,108	105,922	126,901
Operating expenses:
Cost of product sales	14,074	8,910	21,298	19,675
Cost of royalty revenue	4,485	4,910	9,070	12,140
Research and development	15,265	6,684	32,585	14,209
Selling, general and administrative	15,987	23,280	31,153	41,431
Restructuring charge	7,388	—	7,388	—
Asset impairment charge	2,704	—	2,704	—
Change in fair value of contingent consideration	(790)	422	(763)	848
Total operating expenses	59,113	44,206	103,435	88,303
Income from operations	183	5,902	2,487	38,598
Interest income	1	14	27	17
Interest expense	(701)	(40)	(1,376)	(67)
Total other expense, net	(700)	(26)	(1,349)	(50)
(Loss) income before income tax benefit (provision)	(517)	5,876	1,138	38,548
Income tax benefit (provision)	3,176	(1,373)	4,137	(11,121)
Net income	$2,659	$4,503	$5,275	$27,427
Earnings per share attributable to common stockholders:
Basic	$0.18	$0.30	$0.36	$1.80
Diluted	$0.17	$0.28	$0.34	$1.70
Weighted average number of common shares outstanding:
Basic	14,879,040	15,219,777	14,849,449	15,238,729
Diluted	15,446,827	16,100,615	15,473,727	16,135,276

EAGLE PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Six Months Ended June 30,
	2018	2017
Cash flows from operating activities:
Net income	$5,275	$27,427
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income taxes	1,537	8,368
Depreciation expense	683	432
Amortization of intangible assets	1,316	1,423
Stock-based compensation	10,040	7,890
Change in fair value of contingent consideration	(763)	848
Amortization of debt issuance costs	188	66
Asset impairment charge	2,704	—
Fair value adjustment related to restructuring	5,788	—
Changes in operating assets and liabilities:
Increase in accounts receivable	(15,582)	(11,036)
Increase in inventories	(3,427)	(848)
Increase in prepaid expenses and other current assets	(10,705)	(307)
Increase in other assets	(582)	(26)
Increase (decrease) increase in accounts payable	6,285	(2,568)
Increase (decrease) in accrued expenses and other liabilities	7,831	(6,557)
Net cash provided by operating activities	10,588	25,112
Cash flows from investing activities:
Purchase of property and equipment	(19)	(884)
Net cash used in investing activities	(19)	(884)
Cash flows from financing activities:
Proceeds from common stock option exercise	6,668	4,130
Payments for employee net option exercises	(4,877)	—
Payment of debt financing costs	—	(482)
Payment of contingent consideration	(15,001)	—
Payment of debt	(1,250)	—
Repurchases of common stock	(10,519)	(25,311)
Net cash used in financing activities	(24,979)	(21,663)
Net (decrease) increase in cash	(14,410)	2,565
Cash and cash equivalents at beginning of period	114,657	52,820
Cash and cash equivalents at end of period	$100,247	$55,385
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Income taxes	$1,831	$5,585
Interest	529	—

EAGLE PHARMACEUTICALS, INC.

RECONCILIATION OF GAAP TO ADJUSTED NON-GAAP NET INCOME AND

ADJUSTED NON-GAAP EARNINGS PER SHARE

(In thousands, except share and per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Net income - GAAP	$2,659	$4,503	$5,275	$27,427

Adjustments:
Cost of product revenues:
Amortization of acquired intangible assets (1)	241	306	506	612
Research and development:
Share-based compensation expense	1,003	962	2,263	2,023
Depreciation	170	—	339	—
Expense of acquired in-process research & development	600	—	1,200	—
Severance	143	—	398	—
Selling, general and administrative:
Share-based compensation expense	3,732	2,735	7,777	5,867
Amortization of acquired intangible assets (2)	405	405	810	811
Depreciation	171	236	344	432
Other:
Non-cash interest expense	94	40	188	67
Change in fair value of contingent consideration	(790)	422	(763)	848
Asset impairment charge	2,704	—	2,704	—
Restructuring charge	7,388	—	7,388	—
Tax adjustments (3)	(3,807)	(1,699)	(5,534)	(3,559)
Adjusted non-GAAP net income	$14,713	$7,910	$22,895	$34,528

Adjusted non-GAAP earnings per share
Basic	$0.99	$0.52	$1.54	$2.27
Diluted	$0.95	$0.49	$1.48	$2.14
Weighted number of common shares outstanding:
Basic	14,879,040	15,219,777	14,849,449	15,238,729
Diluted	15,446,827	16,100,615	15,473,727	16,135,276

Explanation of Adjustments:

(1)                    Amortization of intangible assets for Ryanodex and Docetaxel

(2)                    Amortization of intangible assets for Eagle Biologics

(3)                    Reflects the estimated tax effect of the non-GAAP adjustments

EAGLE PHARMACEUTICALS, INC.

RECONCILIATION OF GAAP TO ADJUSTED NON-GAAP EBITDA

(In thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended June 30,	Twelve Months Ended December 31,
	2018	2017	2018	2017	2018	2017

Net income - GAAP	$2,659	$4,503	$5,275	$27,427	$29,791	$51,943

Add back:
Interest expense (income), net	700	26	1,349	50	2,344	1,045
Income tax (benefit) provision	(3,176)	1,373	(4,137)	11,121	5,744	21,002
Depreciation and amortization	987	947	1,999	1,855	3,890	3,746

Add back:
Stock-based compensation	4,735	3,697	10,040	7,890	17,579	15,429
Change in fair value of contingent consideration	(790)	422	(763)	848	(8,989)	(7,378)
Debt issuance costs	—	—	—	—	286	286
Asset impairment charge	2,704	—	2,704	—	9,939	7,235
Expense of acquired in-process research & development	600	—	1,200	—	2,200	1,000
Severance	143	—	398	—	666	268
Restructuring charge	7,388	—	7,388	—	7,388	—
Legal settlement	—	—	—	—	1,650	1,650
Adjusted Non-GAAP EBITDA	$15,950	$10,968	$25,453	$49,191	$72,488	$96,226